Exhibit 99.2

FOR IMMEDIATE RELEASE	CONTACT:	Mike Szudarek
Robert Moll
248.855.6777

TRIMAS CORPORATION COMPLETES REFINANCE OF CREDIT FACILITIES

Bloomfield Hills, Mich. – August 3, 2006 – TriMas Corporation announced today that it has closed on the previously announced refinancing of its existing $410.0 million senior secured credit facilities. Proceeds from the amended and restated credit facilities will be used to refinance all outstanding amounts under the existing senior credit facilities and for general corporate purposes.

The amended and restated credit facility provides for: (a) a $260.0 million term loan facility maturing in December 2013; (b) up to a $90.0 million senior secured revolving credit facility and a $60.0 million deposit-linked supplemental revolving credit facility, which mature in December 2011; and (c) additional incremental term loans not to exceed $100.0 million under certain circumstances.

“This improvement to our credit facilities allows us to extend maturities and substantially increase our company’s liquidity,” said E.R. “Skip” Autry, Chief Financial Officer of TriMas Corporation. “The new credit facilities will reduce the company’s borrowing costs and enhance the company’s financial and operational flexibility going forward.”

JP Morgan Chase Bank NA served as Administrative and Collateral Agent of the new agreement, while Comerica Bank acted as Syndication Agent.

About TriMas

Headquartered in Bloomfield Hills, Michigan, TriMas is a diversified growth company of high-end, specialty niche businesses manufacturing a variety of products for commercial, industrial and consumer markets worldwide. TriMas is organized into five strategic business segments: Packaging Systems, Energy Products, Industrial Specialties, RV & Trailer Products and Recreational Accessories. TriMas has about 5,000 employees at 80 different facilities in 10 countries. For more information, visit www.trimascorp.com.

This press release may contain “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about TriMas’ strategic, operational and financial goals and objectives. TriMas cannot guarantee that the transaction described herein will achieve its intended objective. These statements are based on management’s current expectations and are inherently subject to uncertainties and changes in circumstances. These forward-looking statements are subject to numerous assumptions, risks and uncertainties and, accordingly, actual results may differ materially from those expressed or implied by the forward-looking statements.  All forward-looking statements included in this press release are made only as of the date of this press release, and TriMas does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which TriMas hereafter becomes aware.

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